Exhibit 7(c)

The following companies are reinsurers for Protective's Single Premium Plus (including Long-Term Care Rider) and/or Preserver Variable Life products:

Generali USA Life Reassurance Company (formerly Business Men's Assurance Company of America) (Kansas City, Missouri)
Revios Reinsurance US Inc. (formerly Gerling Global Life Reinsurance Company) (Toronto, Ontario, (Canada))
Reinsurance Company of Hannover (Orlando, Florida)
RGA Reinsurance Company (St. Louis, Missouri)
SCOR Life U.S. Re Insurance Company (Addison, Texas)
Security Life of Denver Insurance Company (Denver, Colorado)
Swiss Re Life & Health America Inc. (Stamford, Connecticut)
Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)